Exhibit 99.7

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) of the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended, each of the undersigned agrees that the statement on Schedule 13D filed herewith shall be filed on behalf of each of the undersigned.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 12th day of March, 2007.

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct.

Dated:   March 12, 2007

MEGGITT-USA, INC.

By:	/s/ Eric G. Lardiere
	Name:	Eric G. Lardiere
	Title:	Vice President, Secretary & General Counsel

MEGGITT PLC

By:	/s/ Philip E. Green
Name: Philip E. Green
Title: Group Corporate Affairs Director

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